EXHIBIT 8

VORYS

December 12, 2007

First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio  43512

Pavilion Bancorp, Inc.
135 East Maumee Street
Adrian, Michigan 49221
Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of Pavilion Bancorp, Inc., a Michigan corporation (“Pavilion”), with and into First Defiance Financial Corp., an Ohio corporation (“First Defiance”), pursuant to the Agreement and Plan of Merger dated as of October 2, 2007 by and between First Defiance and Pavilion (the “Agreement”).  All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the Certificate of Representations of First Defiance, executed by a duly authorized officer of First Defiance and dated as of the date hereof, and (b) the Certificate of Representations of Pavilion, executed by a duly authorized officer of Pavilion and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of First Defiance on Form S-4, and the proxy statement of Pavilion and the prospectus of First Defiance included therein, filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version.  We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties hereto with respect to the subject matter thereof.  In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither Pavilion nor First Defiance will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate.  We also assume that, in the event that the value of the Aggregate Share Consideration (as defined below) is less than 40% of the sum of the value of the Aggregate Cash

Consideration (as defined below) and the value of the Aggregate Share Consideration, then either (i) First Defiance will elect to increase the Exchange Ratio (as defined below) as provided in Section 2.05(b) of the Agreement, or (ii) Pavilion will elect to terminate the Agreement and abandon the Merger pursuant to Section 10.01(d) of the Agreement.

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion.  If this understanding is incorrect or incomplete in any respect, our opinion may be affected.  Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist.  These authorities are all subject to change, and such change may be made with retroactive effect.  We can give no assurance that, after any such change, our opinion would not be different.  Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, at the time on the date of the closing of the Merger, pursuant to the Agreement (the “Closing Date”), provided in the certificates of merger to be filed with the Ohio Secretary of State and the Michigan Department of Labor and Economic Growth (the “Effective Time”).  As a result of the Merger, First Defiance will be the surviving corporation, and the separate corporate existence of Pavilion will cease.

As of October 2, 2007, the authorized capital stock of Pavilion consisted solely of 3,000,000 shares of common stock, without par value (the “Pavilion Shares”), of which 725,864 Pavilion Shares were issued and outstanding.  As of October 2, 2007, the authorized capital stock of First Defiance consisted solely of (i) 25,000,000 shares of common stock, $0.01 par value per share (the “First Defiance Shares”), of which 7,095,240 shares were issued and outstanding, and 4,607,395 shares were held in treasury, and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share, none of which was outstanding.

At the Effective Time, and automatically by virtue of the Merger and without any action on the part of Pavilion or the holders of record of Pavilion Shares, each Pavilion Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) 1.4209 (the “Exchange Ratio”) First Defiance Shares (the “Per Share Stock Consideration”), and (ii) cash in the amount of $37.50 (the “Per Share Cash Consideration”); provided that any Pavilion Shares held by Pavilion or any subsidiary of Pavilion and any Pavilion Shares owned by First Defiance or any subsidiary of First Defiance for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange.

Prior to the Closing Date, Pavilion shall repurchase any Pavilion Shares owned by the Pavilion 401(k) Plan in exchange for cash in the amount of $75.00 per share.  No such share shall be converted into First Defiance Shares.

The Exchange Ratio shall be adjusted to reflect any occurrence subsequent to the date of the Agreement but prior to the Effective Time, pursuant to which the outstanding First Defiance Shares shall have been or will be increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in First Defiance’s capitalization.

If (i) the average of the closing price of the First Defiance Shares as reported on The Nasdaq Global Market for the twenty (20) trading days ending on the last trading day prior to the Determination Date (as defined in the Agreement) (the “Average Closing Price”) is less than $22.08, and (ii)(A) the quotient obtained by dividing the Average Closing Price by $26.77 shall be less than (B) the Index Ratio (as defined in the Agreement) minus 0.175, then Pavilion may elect (in its sole discretion) to terminate the Agreement at any time during the five (5) day period commencing on the Determination Date; provided, however, that in the event Pavilion notifies First Defiance of its intent to terminate the Agreement, then First Defiance may elect (in its sole discretion), for a period of five (5) days following receipt of such notice, to pay additional consideration in either the form of First Defiance Shares, cash, or a combination thereof (the “Additional Consideration”) in compliance with the following sentence, in which case the Agreement will not terminate as a result of the Pavilion election described above.  First Defiance may elect to pay such Additional Consideration so that the value of the Per Share Stock Consideration together with the Additional Consideration (whether in cash or shares) will be valued at an amount which is no less than the lesser of: (i) the product of $22.08 multiplied by the Exchange Ratio, or (ii) the product of the Index Ratio multiplied by $26.77, multiplied by the Exchange Ratio.

In addition, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the First Defiance Shares to be issued in connection with the Merger (excluding the value of fractional shares for which cash is to be paid pursuant to Section 2.01(b) of the Agreement) based upon the closing price of the First Defiance Shares as reported on The Nasdaq Stock Market on the trading day immediately preceding the Closing Date (the “Aggregate Share Consideration”) would be less than forty percent (40%) of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration (as defined below), then First Defiance may, in its sole discretion, increase the Exchange Ratio so that the aggregate value of the First Defiance Shares to be issued in connection with the Merger is equal to forty percent (40%) of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration.  “Aggregate Cash Consideration” means the sum of (i) the aggregate cash consideration to be paid in exchange for Pavilion Shares (including Pavilion Shares held by the Pavilion 401(k) Plan and repurchased by Pavilion prior to the Closing Date pursuant to Section 5.14 of the Agreement), and (ii) the aggregate cash consideration to be paid in lieu of fractional First Defiance Shares.  Pavilion shall have the option to terminate the Agreement and abandon the Merger if First Defiance does not elect to increase the Exchange Ratio pursuant to this provision.

Each option to acquire Pavilion Shares (each a “Pavilion Stock Option”) that is outstanding and unexercised seven (7) calendar days prior to the Effective Time shall be terminated at the Effective Time and each holder thereof shall be entitled to receive, in lieu of each Pavilion Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the positive difference, if any, between $75.00 less the exercise price of such Pavilion Stock Option.

No certificates or scrip representing fractional First Defiance Shares will be issued in the Merger.  In lieu thereof, each holder of Pavilion Shares who otherwise would be entitled to receive a fractional First Defiance Share will receive an amount of cash equal to the product obtained by multiplying (i) the fractional First Defiance Share interest to which such holder (after taking into account all Pavilion Shares held at the Effective Time by such holder) would otherwise be entitled, by (ii) $75.00.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1.           The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code.  First Defiance and Pavilion each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.           No gain or loss will be recognized by First Defiance or Pavilion as a result of the Merger.

3.           The tax basis of the assets of Pavilion in the hands of First Defiance will be the same as the tax basis of such assets in the hands of Pavilion immediately prior to the Merger.

4.           The holding period of the assets of Pavilion to be received by First Defiance will include the period during which such assets were held by Pavilion.

5.           A holder of Pavilion Shares receiving both cash and First Defiance Shares in exchange therefor (not including any cash received in lieu of fractional First Defiance Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional First Defiance Shares).  For purposes of determining the character of this gain, such holder will be treated as having received only First Defiance Shares in exchange for such holder’s Pavilion Shares and as having redeemed immediately a portion of such First Defiance Shares for the cash received (excluding cash received in lieu of fractional First Defiance Shares).  Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of Pavilion), the gain will be capital gain if the Pavilion Shares are held as a capital asset at the time of the Merger.

6.           A holder of Pavilion Shares receiving cash in lieu of fractional First Defiance Shares will recognize gain or loss as if such fractional First Defiance Shares were distributed as part of the Merger and then redeemed by First Defiance, subject to the provisions and limitations of Section 302 of the Code.

7.           The aggregate tax basis of First Defiance Shares received by a holder of Pavilion Shares in the Merger (including fractional First Defiance Shares, if any, deemed to be issued and redeemed by First Defiance) generally will be equal to the aggregate tax basis of the Pavilion Shares surrendered in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional First Defiance Shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional First Defiance Shares).

8.           The holding period of the First Defiance Shares received by a holder of Pavilion Shares will include the period during which the Pavilion Shares surrendered in exchange therefor were held, provided the Pavilion Shares are a capital asset in the hands of the holder at the time of the Merger.

* * *

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters to which you have requested our opinion.  We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.  Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of Pavilion Shares in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans (including, without limitation, the Pavilion 401(k) Plan), (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose Pavilion Shares were acquired pursuant to the exercise of employee stock options, stock purchase plans, or otherwise as compensation, (ix) persons who receive First Defiance Shares other than in exchange for Pavilion Shares, (x) persons who hold Pavilion Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold Pavilion Shares other than as capital assets, (xii) persons who have a functional currency other than the U.S. dollar, and (xiii) pass-through entities and investors in such entities.  We undertake no responsibility to update this opinion.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent.  Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Summary – Material federal income tax consequences of the merger,” “The Merger – Material federal income tax consequences,” and “Legal Matters.”  In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP